Exhibit 99.1

BJ’s Wholesale Club Names Darryl Brown to Board of Directors

WESTBOROUGH, Mass. (June 2, 2021) – BJ’s Wholesale Club Holdings, Inc. (NYSE: BJ) announced today that Darryl Brown has been named to the Company’s Board of Directors, effective immediately.

“We’re pleased to add Darryl to our board and look forward to working with him,” said Christopher J. Baldwin, Executive Chairman, BJ’s Wholesale Club. “His deep experience in the consumer-packaged goods and financial services industries will be incredibly valuable as we continue to accelerate our transformation.”

Brown is an accomplished senior executive with more than thirty years of experience in consumer-packaged goods and financial services. Most recently, he served as President, Global Corporate Payments, Americas at American Express. Prior to joining American Express, he held a number of leadership positions at Kraft Foods, where he led the company’s North American retail sales and logistics organization. Brown currently serves on the boards of Atradius Trade Credit Insurance, an insurance company, and Datanomers, an analytics company. He holds a Master of Business Administration from Lake Forest Graduate School of Business and a Bachelor of Science in Accounting from Lincoln University.

About BJ’s Wholesale Club Holdings, Inc.
Headquartered in Westborough, Massachusetts, BJ's Wholesale Club is a leading operator of membership warehouse clubs in the Eastern United States. The Company currently operates 221 clubs and 151 BJ's Gas® locations in 17 states.

The Company’s common stock is traded on the New York Stock Exchange (NYSE: BJ).

Media Contact:

Jennie Hardin

Vice President, Corporate Communications

(774) 512-6978

jhardin@bjs.com

Investor Contact:

Faten Freiha

Vice President, Investor Relations

(774) 512-6320

ffreiha@bjs.com